Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RECRUITER.COM GROUP, INC.

Recruiter.com Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: Pursuant to Sections 228 and 242 of the DGCL, the amendment herein set forth has been duly approved by the Board of Directors and the holders of the necessary number of shares of capital stock of the Corporation as required by the DGCL.

SECOND: Pursuant to the resolutions of the Board of Directors setting forth the amendment set forth herein and declaring it to be advisable, Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

the authorized capital stock of the Corporation shall consist of: (i) 31,250,000 shares of Common Stock having a par value of $0.0001 per share, and (ii) 10,000,000 shares of Preferred Stock having a par value of $0.0001 per share, with such rights preferences and limitations as the board of directors of the Corporation may set from time-to-time by the filing of a Certificate of Designations as required by the DGCL.

As of the close of business on August 21, 2019 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each 80 shares of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the “Old Common Stock”) automatically and without any action on the part of the Corporation or any holder thereof will be reclassified and changed into one share of new Common Stock, par value $0.0001 per share (referred to in this paragraph as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, a New Certificate representing the number of shares such stockholder would otherwise be entitled to rounded up to the next whole share. If more than one Old Certificates shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all of his, her or its certificates for exchange, the Corporation shall carry forward any fractional shares until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.0001 par value of each such share.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 19 day of August, 2019.

Recruiter.com Group, Inc.

By:	/s/ Miles Jennings
Miles Jennings, Chief Executive Officer

2